CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-147743 of the Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 24, 2008 on each of the investment divisions of the financial statements of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company and our report dated March 27, 2008 on the financial statements of First Great-West Life & Annuity Insurance Company which reports express an unqualified opinion on the respective financial statements, appearing in the Statement of Additional Information, which is part of the Registration Statements.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 11, 2008